Exhibit 10.6

FOURTH AGREEMENT TO MODIFY LOAN DOCUMENTS

THIS FOURTH AGREEMENT TO MODIFY LOAN DOCUMENTS (“Agreement”) is entered into as of May 11, 2009, by and among WILSON FAMILY COMMUNITIES, INC., a Delaware corporation (“Borrower”), RBC BANK (USA), formerly known as RBC CENTURA BANK, a North Carolina banking corporation (individually, as a “Lender” and as “Agent” for all “Lenders” [as defined below]), and INTERNATIONAL BANK OF COMMERCE, LAREDO, TEXAS, a Texas state banking association (individually, as a “Lender” and collectively, with RBC BANK, and FEDERAL DEPOSIT INSURANCE CORPORATION, receiver for FRANKLIN BANK SSB, a Texas state savings bank, “Lenders”).  Borrower, Agent, and Lenders, for and in consideration of the recitals and mutual promises contained herein, confirm and agree as follows:

RECITALS

A.           Agent, Lenders and Borrower previously entered into that certain Borrowing Base Loan Agreement (Syndicated Revolving Line of Credit) dated as of June 29, 2007 (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Loan Agreement”), whereby Lenders previously extended to Borrower a master line of credit in the current principal sum of Thirty Million Dollars ($30,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Master Line”).

B.           The Master Line is evidenced by that certain Promissory Note (RBC Bank) in the current principal sum of Ten Million Dollars ($10,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “RBC Note”), that certain Promissory Note (International Bank of Commerce, Laredo, Texas) in the current principal sum of Ten Million Dollars ($10,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “IBC Note”), and that certain Promissory Note (Franklin Bank SSB) in the current principal sum of Ten Million Dollars ($10,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Franklin Bank Note,” and collectively with RBC Note and IBC Note, “Note”) all dated June 29, 2007.

C.           The Note is secured by, among other things, multiple security instruments referred to in the singular as the “Deed of Trust” for each and every “Approved Subdivision” (both as defined in the Loan Agreement) financed with the proceeds of the Loan.

D.           All of the documents evidencing or relating to the Master Line, including this Agreement, and any other modification agreements or amendments that have been or will be executed in connection with the Master Line, collectively shall be referred to as the “Loan Documents.”  All capitalized terms not specifically defined herein shall have the meanings given to such terms in the Loan Agreement.

E.           Borrower has requested that Lenders modify the Master Line as specifically set forth herein.

F.           Agent and Lenders are willing to consent to the modifications to the Loan Documents set forth herein, subject to the conditions set forth below.  The date on which all conditions set forth herein have been satisfied shall be referred to as the “Modification Closing Date.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Recitals. The preamble, recitals and any exhibits hereto are hereby incorporated into this Agreement.

2.           Decrease in the Amount of the Master Line. From and after the Modification Closing Date, the maximum amount of the Master Line, the “Commitment Amount” and/or the “Borrowing Availability” (both as defined in the Loan Agreement) is decreased from the current amount of Thirty Million Dollars ($30,000,000.00) to the new Commitment Amount of Ten Million Eight Hundred Forty-Six Thousand One Hundred Sixty-Three Dollars ($10,846,163.00) (“New Commitment Amount”).  Notwithstanding anything in the Loan Agreement or Loan Documents to the contrary, from and after the date hereof, the Master Line shall cease to be a revolving line of credit and any amounts permitted to be drawn under the Loan Agreement which are drawn and repaid may not be re-borrowed under any circumstances.

2.1         Modification of Commitment Amounts.  All references in the Loan Documents to the maximum amount of the Master Line, the Commitment Amount and/or Borrowing Availability shall be revised to refer to the New Commitment Amount set forth herein.  Lenders’ respective “Commitments” and “Commitment Percentage” (both as defined in the Loan Agreement) as a result of the reduction in the Master Line are as follows:

Lender	New Commitment Percentage	New Commitment
RBC Bank	33.333%	$3,615,387.67
International Bank of Commerce, Laredo, Texas	33.333%	$3,615,387.67
Federal Deposit Insurance Corporation, Receiver for Franklin Bank SSB	33.333%	$3,615,387.66
Total	100%	$10,846,163.00

2.2           Decrease in the Amount of the Note.  As a result of the decrease in the maximum amount of the Master Line and the Commitment Amount, (i) the face amount of the RBC Note shall be decreased from the current amount of Ten Million Dollars ($10,000,000.00) to Three Million Six Hundred Fifteen Thousand Three Hundred Eighty-Seven and 67/100 Dollars ($3,615,387.67); (ii) the face amount of the IBC Note shall be decreased from the current amount of Ten Million Dollars ($10,000,000.00) to Three Million Six Hundred Fifteen Thousand Three Hundred Eighty-Seven and 67/100 Dollars (3,615,387.67); and (iii) the face amount of the Franklin Bank Note shall be decreased from the current amount of Ten Million Dollars ($10,000,000.00) to Three Million Six Hundred Fifteen Thousand Three Hundred Eighty-Seven and 66/100 Dollars ($3,615,387.66).  All references in the Loan Documents to the aggregate face amount of the Note shall be revised to refer to the New Commitment Amount set forth herein.

3.           Extension of the Master Line Maturity Date.  From and after the Modification Closing Date, the Master Line Maturity Date is extended from the current date of June 29, 2010, to the new Master Line Maturity Date of March 31, 2011 (“New Master Line Maturity Date”).  All references in the Loan Documents to the Master Line Maturity Date shall be revised to refer to the New Master Line Maturity Date set forth herein.

4.           Modification of Interest Rate.  From and after the Modification Closing Date, Section 2 of the Note is deleted in its entirety and replaced by the following:

“2.           INTEREST RATE. The term "Applicable Interest Rate" shall mean a per annum interest rate (the "Contract Rate") that shall from month to month be equal to the lesser of (i) the "Highest Lawful Rate" (as defined in the Deed of Trust) or (ii) an adjustable rate calculated each month as the sum of:

(a) Three and one-half percent (3.50%) per annum (the "Adjustable Interest Rate Spread"), plus

(b) the London Interbank Offered Rate for one month ("30-Day LIBOR") ("Index Rate") listed in The Wall Street Journal published on the first "Business Day" (as defined in the Loan Agreement) in each month; provided, however, notwithstanding anything contained herein, the Applicable Interest Rate shall not at any time be less than six percent (6.0%) (“Floor Rate”).

2.1           Interest Rate Adjustments.  The determination by Lender of the Index Rate shall be binding upon Borrower  absent manifest error on the part of Lender in so determining that rate.  The Index Rate used in calculating the first monthly interest payment on the Loan shall be based on the Index Rate listed in The Wall Street Journal published on the first business day of the calendar month during which the “Modification Closing Date” (as defined in that certain Fourth Agreement to Modify Loan Documents executed by Borrower, Agent and Lenders) occurs.  Subject to the limitations of subparagraphs (a) and (b) of the preceding paragraph, the Applicable Interest Rate shall be adjusted as of the first day of each calendar month thereafter during the term of the Loan ("Interest Rate Adjustment Dates"), and the Index Rate listed in The Wall Street Journal published on the first Business Day in each calendar month shall be used to determine the Applicable Interest Rate for that calendar month.

2.2           Replacement Rate.  If The Wall Street Journal ceases to publish or display the Index Rate, Lender shall select a comparable publication or service to determine the Index Rate and shall provide notice thereof to Borrower.  If Lender at any time determines, in the sole but reasonable exercise of its discretion, that it has miscalculated the amount of the monthly payment of interest (whether because of a miscalculation of the Applicable Interest Rate for any Tranche or otherwise), Lender shall give notice to Borrower of the corrected amount of such monthly payment (and the corrected Index Rate, if applicable) and if the corrected amount of such monthly payment represents an increase thereof, then Borrower shall, within ten (10) calendar days thereafter, pay to Lender any sums that Borrower would have otherwise been obligated to pay to Lender had the amount of such monthly payment not been miscalculated, or if the corrected amount of such monthly payment represents a decrease thereof and Borrower is not otherwise in default under any of the terms and provisions of this Note or the other "Loan Documents" (hereinafter defined), then Borrower shall within ten (10) calendar days thereafter receive a credit against the Loan in an amount equal to the sums that Borrower would not have otherwise been obligated to pay to Lender had the amount of such monthly payment not been miscalculated.

2.3           Interest Charged.  Interest on the principal sum of this Note shall be calculated on the basis of the actual number of days elapsed in the applicable calendar month multiplied by a daily rate based upon a 360–day year, and in any event interest calculated with reference to the maximum rate permitted by applicable law shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on a year of 365/366 days (as applicable).”

5.           Modification of Financial Covenants.  Section 5.2 of Exhibit “C” to the Loan Agreement shall be deleted in its entirety and shall be replaced with the following:

“5.2           Financial Covenants.  Financial covenants described in this Section 5.2, together with all other financial covenants and restrictions set forth in this Agreement shall be monitored on a quarterly basis by Agent:

covenant party	covenant type	covenant requirement
1. Borrower	Minimum Net Worth
Not less than $7,000,000.00  (which amount shall be reduced to an amount not less than $5,000,000.00 upon the sale and close of escrow of any land owned by Borrower which causes Borrower to be in violation of the $7,000,000.00 Minimum Net Worth covenant)

2. Borrower	Maximum Debt–to–Equity Ratio	Not more than 3.00:1.00
3. Borrower	Working Capital	Not less than $5,000,000.00
4. Borrower	Minimum Liquidity	Not less than $500,000.00
5. Borrower	Asset Covenants	As set forth in Section 7 of the Additional Terms Schedule”

6.           Minimum Liquidity.  Borrower shall not permit (at any time) its “Liquidity” to be less than Five Hundred Thousand Dollars ($500,000.00).  "Liquidity" shall mean, with respect to any Person at any time, the amount of said Person’s unencumbered cash and unencumbered cash equivalents, deposits and marketable securities, all as determined in accordance with GAAP.

7.           Use of Sale Proceeds.  Borrower shall not use the proceeds from the sale of any “Lot” or “Home” (both as defined in the Loan Agreement) in the Project for any reason other than its business operations, as approved by Agent in its reasonable discretion.

8.           Waiver of Inventory Covenants.

8.1           Waiver of Spec Home Limitation.  Borrower is currently not in compliance with the Spec Home limitation as set forth in Section 1.3(a) of Exhibit “C” to the Loan Agreement (“Spec Home Limitation Violation”).  Borrower has requested and Agent and Lenders have agreed to waive the Event of Default caused by the Spec Home Limitation Violation until  March 31, 2011 (“Inventory Waiver Period”), provided no additional defaults under the Loan occur between the date hereof and  the expiration of the Inventory Waiver Period.

8.2           Waiver of Developed Lot Limitation.  Section 1.1 of Exhibit “C” to the Loan Agreement requires that not more than twenty percent (20%) of the “Eligible Property” owned by Borrower shall consist of “Developed Lots” (both as defined in the Loan Agreement) (“Developed Lot Limitation”). Borrower is currently not in compliance with the Developed Lot Limitation (“Developed Lot Limitation Violation”).  Borrower has requested and Agent and Lenders have agreed to waive the Event of Default caused by the Developed Lot Limitation Violation until the expiration of the Inventory Waiver Period, provided no additional defaults under the Loan occur between the date hereof and the expiration of the Inventory Waiver Period.

8.3           Waiver of Asset Covenant.   Section 7.3 of Exhibit “C” to the Loan Agreement requires that the total “Land”, “Lots Under Development” (both as defined in the Loan Agreement) and Developed Lots combined shall not exceed seventy percent (70%) of the tangible assets of Borrower (“Asset Covenant”). Borrower is currently not in compliance with the Asset Covenant (“Asset Covenant Violation”). Borrower has requested and Agent and Lenders have agreed to waive the Event of Default caused by the Asset Covenant Violation until the expiration of the Inventory Waiver Period, provided no additional defaults under the Loan occur between the date hereof and the expiration of the Inventory Waiver Period.

8.4           Advancement of Loan Funds During Inventory Waiver Period.  Notwithstanding the Spec Home Limitation Violation, Developed Lot Limitation Violation and/or Asset Covenant Violation or any provision in the Loan Documents to the contrary, during the Inventory Waiver Period, Lender shall continue to “Advance” (as defined in the Loan Agreement) Loan funds to Borrower pursuant to the terms and conditions of the Loan Agreement (excepting any condition which is not satisfied due solely to the existence of the Spec Home Limitation Violation, Developed Lot Limitation Violation and/or Asset Covenant Violation), provided no additional defaults exist under the Loan Documents during the Inventory Waiver Period.  Furthermore the amount available to be advanced will be determined without regard to the Spec Home Limitation Violation, Developed Lot Limitation Violation and/or Asset Covenant Violation.

8.5           Waiver of Entitled Land and Pods Limitation.  Section 1.1 of Exhibit “C” to the Loan Agreement requires that not more than fifteen percent (15%) of the Eligible Property owned by Borrower shall consist in the aggregate of “Entitled Land” or “Pods” (both as defined in the Loan Agreement) (“Entitled Land and Pods Limitation”).  Borrower has requested and Agent and Lenders have agreed to waive Borrower’s obligation to comply with the Entitled Land and Pods Limitation.

8.6           Waiver of Entitled Land, Pods, Lots Under Development and Developed Lots Limitation.  Section 1.1 of Exhibit “C” to the Loan Agreement requires that not more than fifty-five percent (55%) of the Eligible Property owned by Borrower shall consist in the aggregate of Entitled Land, Pods, Developed Lots and/or Lots Under Development (“Entitled Land, Pods, Developed Lots and/or Lots Under Development Limitation”).  Borrower has requested and Agent and Lenders have agreed to waive Borrower’s obligation to comply with the Entitled Land, Pods, Developed Lots and/or Lots Under Development Limitation.

8.7           Waiver of Entitled Land, Pods, Lots Under Development, Developed Lots and Spec Homes Limitation.  Section 1.1 of Exhibit “C” to the Loan Agreement requires that not more than sixty percent (60%) of the Eligible Property owned by Borrower shall consist in the aggregate of Entitled Land, Pods, Developed Lots, Lots Under Development and/or Spec Homes (“Entitled Land, Pods, Developed Lots, Lots Under Development and/or Spec Homes Limitation”).  Borrower has requested and Agent and Lenders have agreed to waive Borrower’s obligation to comply with the Entitled Land, Pods, Developed Lots, Lots Under Development and/or Spec Homes Limitation.

9.           Principal Reduction Payments.  Borrower shall pay to Lender such sums as may be necessary to reduce the principal amount due under the Master Line by the following amounts and on or prior to the following due dates (i.e., the following principal reduction payments shall be cumulative):

Required Reduction of Principal Amount Under Master Line (Cumulative):	Outstanding Principal Balance Due under Master Line	Due Date:
$44,958.00[1]	$10,728,479.00	June 30, 2009
$3,497,224.00	$9,075,116.00	September 30, 2009
$4,193,850.00	$8,378,489.00	December 31, 2009
$4,890,476.00	$7,681,863.00	March 31, 2010
$5,489,789.00	$7,082,550.00	June 30, 2010
$6,097,989.00	$6,474,350.00	September 30, 2010
$6,604,189.00	$5,968,149	December 31, 2010
Master Line due in full	$0.00	March 31, 2011 (i.e, Maturity Date)

9.1           Notwithstanding the foregoing, Borrower shall have a one-time right to defer the requirement to reduce the principal due under the Master Line on a due date until the following due date upon written notice thereof to Agent, which notice must be delivered to Agent no later than ten (10) days prior to the due date of such principal reduction.  For example, if Borrower elects to defer the requirement to reduce the principal due under the Master Line for the June 30, 2009 due date, then the requirement to reduce the principal due under the Master Line by the sum of $44,958.00 shall be satisfied on or prior to the following due date of September 30, 2009, and thereafter, the requirements to reduce the principal under the Master Line would be as follows:

EXAMPLE ONLY Required Reduction of Principal Amount Under Master Line (Cumulative):	EXAMPLE ONLY Due Date:
Deferred	June 30, 2009
$44,958.00	September 30, 2009
$3,497,224.00	December 31, 2009
$4,193,850.00	March 31, 2010
$4,890,476.00	June 30, 2010
$5,489,789.00	September 30, 2010
$6,097,989.00	December 31, 2010
Master Line due in full	March 31, 2011 (i.e., Maturity Date)

9.2           Upon payment of each principal reduction payment, the maximum amount of the Master Line, the Commitment Amount and the Borrowing Availability shall be reduced by the amount of each such principal reduction payment on and after the date such payment is received by Agent and Lenders.

9.3           Notwithstanding anything in the Loan Documents, under no circumstances may any Master Line funds be used to satisfy any of the principal reduction payments required under this Section 9.

9.4           Notwithstanding anything in the Loan Documents, Borrower’s failure to timely make when due any of the principal reduction payments required under this Section 9 shall constitute an “Event of Default” (as defined in the Loan Agreement) under the Loan Documents.

10.           Conditions Precedent.  In no event shall Agent have any obligation to close this transaction unless and until all of the following conditions are satisfied:

10.1           No Defaults.  Other than in connection with the Spec Home Limitation Violation, Developed Lot Limitation Violation and/or Asset Covenant Violation, there shall be no: (a) uncured Event of Default under the Master Line or under any of the Loan Documents, (b) continuing representation, covenant or warranty hereunder or under the Loan Documents that is false or misleading in any material manner, and (c) event currently existing which, with the passage of time or the giving of notice or both, will result in an Event of Default or the falsity of any continuing representation, covenant or warranty hereunder or under the Loan Documents.

10.2           No Financial Change.  Except as disclosed in its annual report on Form 10-K for the fiscal year ended December 31, 2008, and its Form 10-Q for the quarter ended March 31, 2009, or as otherwise disclosed to Lender in writing, there has been no material adverse change in the financial condition of Borrower or any Borrower Party since the closing of the Master Line.

10.3           Payment Of Lender’s Costs.  Borrower pays to Agent the applicable Commitment Fee and all of Agent’s costs and expenses incurred in connection with the documentation and closing of the modifications to the Loan Documents described herein for which an invoice has been or will be presented, including without limitation all attorneys’ fees, title costs, recording charges and other closing fees and costs.

10.4           Additional Documents.  Agent has received all additional documents executed by Borrower as required by Agent in connection with this Agreement.

10.5           Title Endorsement.  At Borrower’s sole cost and expense, issuance to Lenders of any endorsement(s) to their lender’s title policies in form(s) approved for issuance in the State of Texas as may be reasonably required by Agent and in form satisfactory to Agent to insure the continued first lien priority of the Deed of Trust, except as such exceptions as may be approved by Agent in its sole discretion.

11.           Representations and Warranties.  Borrower hereby represents and warrants to Lenders as follows:

11.1           No Default.  Other than in connection with the Spec Home Limitation Violation, Developed Lot Limitation Violation and/or Asset Covenant Violation, no Event of Default under any of the Loan Documents has occurred that remains uncured, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under any of the Loan Documents.

11.2           Representations and Warranties.  As of the date hereof, all of the representations and warranties contained in all of the Loan Documents remain true, correct, complete and accurate except to the extent such representations and warranties would be affected by the Spec Home Limitation Violation, Developed Lot Limitation Violation and/or Asset Covenant Violation.

11.3           No New Liens. Borrower has granted no liens or permitted any encumbrances upon any “Project” or security interests in any “Lot” or “Home” (all as defined in the Loan Agreement) described in the Loan Documents, except for the liens and security interests permitted under the Loan Agreement.

11.4           No Claims or Defenses.  As of the date hereof, neither Borrower nor any Borrower Party has any claims against Agent or any Lender nor defenses to the enforcement of any of the Loan Documents in accordance with their respective terms, as amended by this Agreement.

11.5           Satisfaction of Conditions.  All of the conditions precedent set forth herein have been fully satisfied.

12.           Further Assurances.  Borrower agrees to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements, as Agent reasonably deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Agent’s and Lenders’ rights under this Agreement and the other Loan Documents.

13.           Integration.  All rights, remedies, powers and interest provided for Agent and Lenders herein are in addition to the rights, remedies, powers and interests provided for Agent and Lenders in the Loan Documents, the terms and provisions of which are incorporated herein by this reference and made a part hereof.  If and to the extent any term or provision hereof is inconsistent with any term or provision of the Loan Documents, the term or provision of this Agreement shall prevail.

14.           Section Headings.  The section headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

15.           Entire Agreement; Amendments.  Except as expressly amended herein, the Loan Agreement, the Note and all of the other Loan Documents remain unmodified and in full force and effect.  This Agreement and all of the other Loan Documents contain the entire agreement between Borrower, Agent and Lenders with respect to the Master Line, and all prior negotiations, commitments, understandings and agreements concerning any modification of the Master Line are superseded by this Agreement and the Loan Documents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement, any Loan Document, or any other agreement executed in connection with any of the foregoing is effective unless in writing and signed by Agent, Lenders and Borrower, and then only in the specific instance and for the specific purpose given.

16.           Governing Law.  The Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Texas and the applicable laws of the United States of America, without regard to its conflict of laws principles.

17.           Attorneys’ Fees.  If any action or other proceeding is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and expenses.

18.           Binding Effect.  This Agreement and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Borrower, Agent and Lenders and their respective successors and assigns, or heirs and personal representatives, as applicable, subject to any provision of the Loan Documents restricting transfers of the Property.

19.           Severability of Provisions.  No provision of this Agreement or any other Loan Document that is held to be inoperative, unenforceable and invalid shall affect the remaining provisions, and this and all provisions of this Agreement and the Loan Documents are hereby declared to be severable.

20.           Miscellaneous.  No reference to this Agreement is necessary in any instrument or document at any time referring to the Loan Documents.  A reference to the Loan Documents is deemed a reference to such document as modified hereby.

21.           No Commitment.  The furnishing of this Agreement and other modification documents shall in no way be construed as a commitment by Agent or any Lender to modify, amend, extend or otherwise alter the Loan Documents.  Neither Agent or any Lender is under an obligation to close the transaction evidenced by this Agreement unless this Agreement and all related documents are returned to Agent fully executed by Borrower, and unless this Agreement is actually executed by Agent and Lenders and delivered to Borrower.

22.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

23.           Reaffirmation of Loan Documents.  All of the terms and conditions contained in the Note, the Loan Agreement, the Deed of Trust, all documents modifying the Loan and all of the other Loan Documents, except as modified herein, are hereby ratified, reaffirmed and republished.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the cover page of this Agreement.

BORROWER

WILSON FAMILY COMMUNITIES, INC.,  a Delaware corporation

By: /s/ Clark Wilson

Name: Clark Wilson

Title: CEO/ President

[Signatures continued on following page.]

AGENT

RBC BANK (USA), formerly known as RBC CENTURA BANK, a North Carolina banking corporation

By: /s/ Traniece Perterson                , Vice President

LENDER

RBC BANK (USA), formerly known as RBC CENTURA BANK, a North Carolina banking corporation

By: /s/ Traniece Perterson                 , Vice President

LENDER:

INTERNATIONAL BANK OF COMMERCE, LAREDO, TEXAS, a Texas state banking association

By: /s/ Chad Wilson                        its          FVP

CONSENT OF GUARANTORS

THE UNDERSIGNED GUARANTOR UNDER THAT CERTAIN AMENDED AND RESTATED CONTINUING GUARANTY AGREEMENT DATED JUNE 23, 2008 AND INDEMNITOR UNDER THAT CERTAIN ENVIRONMENTAL INDEMNITY DATED JUNE 5, 2008 AND THOSE CERTAIN AMENDED AND RESTATED ENVIRONMENTAL INDEMNITIES BOTH DATED JUNE 23, 2008, HEREBY CONSENT TO THE ABOVE AMENDMENTS, AND HEREBY REAFFIRM THEIR GUARANTIES, AS SO AMENDED, WHICH GUARANTIES ARE OF BORROWER’S REPAYMENT OF CERTAIN OBLIGATIONS UNDER THE MASTER LINE AND COMPLETION OF CERTAIN OBLIGATIONS UNDER THE LOAN DOCUMENTS AND WITH RESPECT TO CERTAIN ENVIRONMENTAL MATTERS PERTAINING TO THE SUBJECT PROPERTY.

GREEN BUILDERS, INC., a Texas corporation, formerly known as WILSON HOLDINGS INC., a Nevada corporation

By:	/s/ Clark N. Wilson
Clark N. Wilson, its President